Exhibit 99.1

Investor Contact:	Mike Phalen
Chief Financial Officer
Krispy Kreme Doughnuts, Inc.
336.733.3707

Financial Media Contact:	Robbin E. Moore
Investor Relations Director
Krispy Kreme Doughnuts, Inc.
336.726.8857

KRISPY KREME ANNOUNCES THIRD QUARTER RESULTS

Winston-Salem, NC (November 22, 2004) – Krispy Kreme Doughnuts, Inc. (NYSE:KKD) today reported unaudited financial results for the third fiscal quarter ended October 31, 2004.

Total revenues for the quarter, which include sales from company stores, franchise operations and Krispy Kreme Manufacturing and Distribution (KKM&D), increased 1.4% to $170.1 million compared with $167.8 million in the third quarter of last year. Company store sales increased 9.6% to $121.2 million, revenues from franchise operations decreased 5.4% to $6.2 million and KKM&D revenues decreased 15.7% to $42.7 million. The Company store sales increase was attributable to sales from new stores as well as the inclusion of sales from New England Dough, LLC, the Company’s consolidated joint venture partner in Connecticut, Maine, Massachusetts, Rhode Island, Vermont and New Hampshire, which was consolidated in May 2004 pursuant to FIN 46-R and the inclusion of sales from the Michigan market, which was acquired in October 2003, partially offset by decreased sales from existing stores.

Third quarter systemwide sales, including sales of company and franchise stores, increased 4.7%. Systemwide average sales per week decreased 16.7% from the prior year comparable period to approximately $52,200 per store, and company store average sales per week decreased 19.9% to approximately $58,400 per store. On a comparable store basis, systemwide sales and company store sales decreased 6.4% and 6.2%, respectively.

Net loss for the third quarter was $3.0 million, or $0.05 per diluted share, compared with net income of $14.5 million, or $0.23 per diluted share, in the comparable period last year. Loss from continuing operations for the third quarter of fiscal 2005 was $1.0 million compared with income from continuing operations of $15.0 million, or $0.24 per diluted share, in the third quarter last year. For the quarter, income from continuing operations before impairment and store closing costs was $2.4 million, or $0.04 per diluted share. The pre-tax impairment charge and store closing costs were approximately $5.5 million primarily related to the closure or pending closure of four factory stores, which are all commissaries. In the quarter, the Company reported a loss from discontinued operations, net of taxes, of approximately $2.0 million, or $0.03 per diluted share, related to the pending divestiture of the existing Montana Mills operation. Early in the fourth fiscal quarter, the Company sold the remaining assets of Montana Mills for a modest amount.

For the first nine months of fiscal 2005, total revenues increased 11.8% to $531.9 million compared with $475.6 million for the comparable period in fiscal 2004. Sales from company stores increased 16.5% to $369.6 million, revenues from franchise operations increased 14.3% to $20.1 million and KKM&D sales increased 1.0% to $142.3 million. During this period, systemwide sales increased 14.3%.

Net loss for the nine months ended October 31, 2004 was $21.7 million, or $0.34 per diluted share, compared with net income of $40.7 million, or $0.66 per diluted share, in the comparable prior year period. Income from continuing operations decreased to $15.1 million from $41.6 million in the comparable period last year. Diluted earnings per share from continuing operations was $0.24 in the first nine months of the year compared with $0.67 per diluted share in the comparable period a year ago. For the first nine months of fiscal 2005, income from continuing operations before impairment and store closing charges was $24.3 million, or $0.38 per diluted share. For the nine months ended October 31, 2004, the Company reported a loss from discontinued operations, net of taxes, of approximately $36.7 million, or $0.58 per diluted share, related to Montana Mills.

For the quarter ended October 31, 2004, the Company incurred professional fees, net of currently anticipated insurance recoveries, of approximately $3 million in connection with the previously announced Securities and Exchange Commission formal investigation, pending litigation, the previously disclosed Audit Committee investigation, the Special Committee’s investigation discussed below and related work by the independent auditors. The Company expects that ongoing professional fees in connection with these matters will be material.

During the third quarter, the Company recorded a $2 million allowance for doubtful accounts with respect to accounts receivable from two franchisees as an estimate of potential exposure. The Company will continue to monitor its franchise receivables and make appropriate adjustments to the allowance as circumstances warrant. Also during the quarter, certain members of management of Glazed Investments, LLC, the Company’s consolidated joint venture partner in Colorado, Minnesota and Wisconsin, exercised a put of an 11% interest to the Company for $3.6 million. At quarter end, the Company consolidated KremeKo, Inc., the Company’s area developer for Central and Eastern Canada, pursuant to FIN 46-R. The Company owns approximately 40% of this entity but has recently provided KremeKo, Inc. additional subordinated financial support, which triggered the consolidation.

Commenting on the Company’s performance, Scott Livengood, Chairman, President and Chief Executive Officer of Krispy Kreme Doughnuts, Inc. said, “Clearly we are disappointed with our third quarter results. We are focused on addressing the challenges facing the Company and regaining our business momentum.”

During the quarter, 15 new Krispy Kreme stores, comprised of 13 factory stores and two satellites, were opened, and nine stores, comprised of seven stores and two satellites, were closed. This brings the total number of stores systemwide at quarter-end to 429, consisting of 393 factory stores and 36 satellites.

The Company intends to open approximately ten new stores systemwide in the fourth quarter. The Company is not providing systemwide sales and earnings guidance for the fourth quarter or fiscal 2005. Further, the Company has withdrawn the previously disclosed guidance regarding systemwide sales growth.

As discussed in the Company’s Current Report on Form 8-K dated October 4, 2004, the Company has formed a Special Committee of two recently appointed independent directors that is currently engaged in investigating matters raised in the formal investigation by the Securities and Exchange Commission, claims asserted in pending shareholder derivative actions, issues raised by the Company’s independent auditors and other matters relevant to the Special Committee’s work. The Company does not currently anticipate making further disclosure about the Special Committee’s investigation until the investigation has been completed. The Special Committee’s investigation will not be completed prior to the required date for filing the Company’s Form 10-Q for the period ended October 31, 2004. The Company’s independent auditors have informed the Company that, prior to completion of the Special Committee’s investigation, they will not complete their review of the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the period ended August 1, 2004 or the financial statements to be contained in the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2004.

The Company will hold a conference call today at 9:00 a.m. Eastern Time, which will be hosted by Scott Livengood, Chairman, President and Chief Executive Officer, and Mike Phalen, Chief Financial Officer. The call will be broadcast live over the Internet and can be accessed at

www.krispykreme.com/investorrelations.html. A replay of the call will be available until 6:00 p.m. Eastern Time, Thursday, December 9, 2004 by dialing 800.570.8791 (domestic) or 402.344.6824 (international), and entering passcode 1564. Following the conference call, we invite you to submit your questions by 10:00 a.m. ET. to investorrelations@krispykreme.com. We will post answers to selected questions on our website at www.krispykreme.com/investorrelations.html. This information will be posted under the Financials/SEC Filings section.

The Company has disclosed certain non-GAAP financial measures, consisting of systemwide sales growth, systemwide comparable store sales information and income from continuing operations before impairment and store closing costs. Systemwide sales data include sales at all company and franchise stores. The Company believes systemwide sales information is useful in assessing our market share and concept growth. The Company believes that income from continuing operations before impairment and store closing costs is useful in analyzing operating performance and trends.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates 432 stores (comprised of 396 factory stores and 36 satellites) in 45 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

# # #

Information contained in this press release, other than historical information, should be considered forward-looking. In particular, the Company has said that it will address current challenges and seek to regain business momentum. Forward-looking statements are subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated, the outcome of the pending formal investigation by the United States Securities and Exchange Commission, the pending shareholder class action, the pending shareholder derivative actions, the pending Special Committee investigation, our auditors’ ongoing review of our financial statements, and numerous other factors discussed in Krispy Kreme’s periodic reports and proxy statements filed with the Securities and Exchange Commission.

Krispy Kreme Doughnuts, Inc.
Summary Financial Results
For the Third Quarter Ended October 31, 2004
(All dollar amounts in thousands except per share data)
(Unaudited)

	Quarter	Impairment	Quarter	Quarter
	Ended	Charge and	Ended	Ended	As	As
	October 31,	Store	October 31,	November 2,	Reported	Reported	Pro Forma	Pro Forma
	2004	Closing Costs	2004	2003	$	%	$	%
	As Reported	Adjustment	Pro Forma	As Reported (1)	Change	Change	Change	Change
Total revenues	$170,137	$—	$170,137	$167,762	$2,375	1.4%	$2,375	1.4%
Operating expenses	143,597	—	143,597	126,767	16,830	13.3%	16,830	13.3%
General and administrative expenses	12,419	—	12,419	9,400	3,019	32.1%	3,019	32.1%
Depreciation and amortization expenses	7,038	—	7,038	4,836	2,202	45.5%	2,202	45.5%
Impairment charge and store closing costs	5,520	5,520	—	—	5,520	100.0%	—	—

Income from operations	1,563	5,520	7,083	26,759	(25,196)	-94.2%	(19,676)	-73.5%
Interest income	181	—	181	219	(38)	-17.4%	(38)	-17.4%
Interest expense	1,350	—	1,350	1,312	38	2.9%	38	2.9%
Loss from joint ventures	2,185	—	2,185	33	2,152	NM	2,152	NM
Minority interest in consolidated joint ventures	(883)	—	(883)	455	(1,338)	-294.1%	(1,338)	-294.1%
Other (income) expense, net	(319)	—	(319)	302	(621)	-205.6%	(621)	-205.6%

Income (loss) from continuing operations before income taxes	(589)	5,520	4,931	24,876	(25,465)	-102.4%	(19,945)	-80.2%
Provision for income taxes	430	(2,087)	2,517	9,886	(9,456)	-95.7%	(7,369)	-74.5%

Income (loss) from continuing operations	(1,019)	3,433	2,414	14,990	(16,009)	-106.8%	(12,576)	-83.9%
Discontinued operations	(1,976)	—	(1,976)	(468)	(1,508)	-322.2%	(1,508)	-322.2%

Net income (loss)	$(2,995)	$3,433	$438	$14,522	$(17,517)	-120.6%	$(14,084)	-97.0%

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.02)	$0.06	$0.04	$0.24	$(0.25)	-107.2%	$(0.20)	-83.5%
Discontinued operations	(0.03)	—	(0.03)	(0.01)	(0.02)	-342.9%	(0.02)	-342.9%

Net income (loss)	$(0.05)	$0.06	$0.01	$0.23	$(0.28)	-120.9%	$(0.22)	-97.0%

Diluted shares outstanding (2)	61,753	61,753	61,753	63,136	(1,383)	-2.2%	(1,383)	-2.2%
Segment Information
Revenues
Company store operations	$121,238	$—	$121,238	$110,573	$10,665	9.6%	$10,665	9.6%
Franchise operations (3)	6,184	—	6,184	6,536	(352)	-5.4%	(352)	-5.4%
KKM&D	42,715	—	42,715	50,653	(7,938)	-15.7%	(7,938)	-15.7%

Total revenues	$170,137	$—	$170,137	$167,762	$2,375	1.4%	$2,375	1.4%

Operating Income
Company store operations	$9,594	$—	$9,594	$20,309	$(10,715)	-52.8%	(10,715)	-52.8%
Franchise operations	4,385	—	4,385	5,324	(939)	-17.6%	(939)	-17.6%
KKM&D	5,981	—	5,981	10,941	(4,960)	-45.3%	(4,960)	-45.3%
Unallocated G&A expenses	(12,877)	—	(12,877)	(9,815)	(3,062)	31.2%	(3,062)	31.2%
Impairment charge and store closing costs	(5,520)	5,520	—	—	(5,520)	100.0%	—	—

Total operating income	$1,563	$5,520	$7,083	$26,759	$(25,196)	-94.2%	$(19,676)	-73.5%

Operating Margins
Company store operations	7.9%	—	7.9%	18.4%	-10.5%		-10.5%
Franchise operations	70.9%	—	70.9%	81.5%	-10.6%		-10.6%
KKM&D	14.0%	—	14.0%	21.6%	-7.6%		-7.6%
Unallocated G&A expenses	-7.6%	—	-7.6%	-5.9%	-1.7%		-1.7%
Impairment charge and store closing costs	-3.2%	3.2%	—	—	-3.2%		—
Total operating income	0.9%	3.2%	4.2%	16.0%	-15.1%		-11.8%
Depreciation and Amortization Expenses
Company store operations	$5,724	$—	$5,724	$3,625	$2,099	57.9%	2,099	57.9%
Franchise operations	43	—	43	43	—	—	—	—
KKM&D	814	—	814	752	62	8.2%	62	8.2%
Corporate administration	457	—	457	416	41	9.9%	41	9.9%

Total depreciation and amortization expenses	$7,038	$—	$7,038	$4,836	$2,202	45.5%	$2,202	45.5%

Increase in Systemwide Sales
Total Krispy Kreme stores	4.7%
Comparable Store Sales
Company stores	-6.2%
Systemwide	-6.4%

Note: Operating results for the third quarter of fiscal 2005 include a pre-tax charge of $5,520, which primarily represents impairment charges and an estimate of the costs associated with exiting leases for Krispy Kreme stores closed during the quarter or planned to be closed in the fourth quarter. Operating results for the third quarter also include a loss, net of taxes, from discontinued operations of $1,976, representing the operating results of the Montana Mills business as well as charges associated with Montana Mills stores which closed during the third quarter and impairment in the existing fair value of the remaining stores. Operating results for the third quarter of fiscal 2004 have been adjusted to reflect the operating activity of Montana Mills as discontinued operations for the period. This schedule compares results for the third quarter of fiscal 2005, both before and after the impairment charge and store closing costs, with the results of the third quarter of fiscal 2004.

(1)	Restated to reflect amounts associated with Montana Mills Bread Co., Inc. operations as discontinued operations.

(2)	Due to the loss from continuing operations, the dilutive securities are antidilutive for the three months ended October 31, 2004.

(3)	Revenues from franchise operations consist of franchise fees and royalties on sales of our franchised stores, as reported by our franchisees. Sales of franchised stores for the quarter ended October 31, 2004 and November 2, 2003 were $141,730 and $140,613, respectively.

Krispy Kreme Doughnuts, Inc.
Summary Financial Results
For the Nine Months Ended October 31, 2004
(All dollar amounts in thousands except per share data)
(Unaudited)

	Nine Months	Impairment	Nine Months	Nine Months		Nine Months
	Ended	Charge and	Ended	Ended		Ended
	October 31,	Store Closing	October 31,	November 2,	Arbitration	November 2,	As Reported	As Reported	Pro Forma	Pro Forma
	2004	Costs	2004	2003	Award	2003	$	%	$	%
	As Reported	Adjustment	Pro Forma	As Reported (1)	Adjustment	Pro Forma	Change	Change	Change	Change
Total revenues	$531,941	$—	$531,941	$475,598	$—	$475,598	$56,343	11.8%	$56,343	11.8%
Operating expenses	430,613	—	430,613	359,820	—	359,820	70,793	19.7%	70,793	19.7%
General and administrative expenses	34,928	—	34,928	27,362	—	27,362	7,566	27.7%	7,566	27.7%
Depreciation and amortization expenses	19,496	—	19,496	13,473	—	13,473	6,023	44.7%	6,023	44.7%
Impairment charge and store closing costs	14,865	14,865	—	—	—	—	14,865	100.0%	—	—
Arbitration award	—	—	—	(525)	(525)	—	525	-100.0%	—	—

Income from operations	32,039	14,865	46,904	75,468	(525)	74,943	(43,429)	-57.5%	(28,039)	-37.4%
Interest income	583	—	583	651	—	651	(68)	-10.4%	(68)	-10.4%
Interest expense	4,149	—	4,149	3,175	—	3,175	974	30.7%	974	30.7%
Loss from joint ventures	3,159	—	3,159	1,529	—	1,529	1,630	106.6%	1,630	106.6%
Minority interest in consolidated joint ventures	(1,024)	—	(1,024)	1,687	—	1,687	(2,711)	-160.7%	(2,711)	-160.7%
Other (income) expense, net	(277)	—	(277)	670	—	670	(947)	-141.3%	(947)	-141.3%

Income from continuing operations before income taxes	26,615	14,865	41,480	69,058	(525)	68,533	(42,443)	-61.5%	(27,053)	-39.5%
Provision for income taxes	11,543	(5,619)	17,162	27,488	209	27,279	(15,945)	-58.0%	(10,117)	-37.1%

Income from continuing operations	15,072	9,246	24,318	41,570	(316)	41,254	(26,498)	-63.7%	(16,936)	-41.1%
Discontinued operations	(36,741)	—	(36,741)	(907)	—	(907)	(35,834)	NM	(35,834)	NM

Net income (loss)	$(21,669)	$9,246	$(12,423)	$40,663	$(316)	$40,347	$(62,332)	-153.3%	$(52,770)	-130.8%

Diluted earnings (loss) per share:
Income from continuing operations	$0.24	$0.15	$0.38	$0.67	$(0.01)	$0.67	$(0.43)	-64.5%	$(0.28)	-42.5%
Discontinued operations	(0.58)	—	(0.58)	(0.01)	—	(0.01)	(0.57)	NM	(0.56)	NM

Net income (loss)	$(0.34)	$0.15	$(0.20)	$0.66	$(0.01)	$0.65	$(1.00)	-151.1%	$(0.85)	-130.1%

Diluted shares outstanding	63,441	63,441	63,441	61,975	61,975	61,975	1,466	2.4%	1,466	2.4%
Segment Information
Revenues
Company store operations	$369,593	$—	$369,593	$317,158	$—	$317,158	$52,435	16.5%	$52,435	16.5%
Franchise operations (2)	20,060	—	20,060	17,555	—	17,555	2,505	14.3%	2,505	14.3%
KKM&D	142,288	—	142,288	140,885	—	140,885	1,403	1.0%	1,403	1.0%

Total revenues	$531,941	$—	$531,941	$475,598	$—	$475,598	$56,343	11.8%	$56,343	11.8%

Operating Income
Company store operations	$41,797	$—	$41,797	$61,969	$—	$61,969	$(20,172)	-32.6%	$(20,172)	-32.6%
Franchise operations	14,694	—	14,694	13,721	—	13,721	973	7.1%	973	7.1%
KKM&D	26,706	—	26,706	27,824	—	27,824	(1,118)	-4.0%	(1,118)	-4.0%
Unallocated G&A expenses	(36,293)	—	(36,293)	(28,571)	—	(28,571)	(7,722)	27.0%	(7,722)	27.0%
Impairment charge and store closing costs	(14,865)	14,865	—	—	—	—	(14,865)	100.0%	—	—
Arbitration award	—	—	—	525	(525)	—	(525)	-100.0%	—	—

Total operating income	$32,039	$14,865	$46,904	$75,468	$(525)	$74,943	$(43,429)	-57.5%	$(28,039)	-37.4%

Operating Margins
Company store operations	11.3%	—	11.3%	19.5%	—	19.5%	-8.2%		-8.2%
Franchise operations	73.3%	—	73.3%	78.2%	—	78.2%	-4.9%		-4.9%
KKM&D	18.8%	—	18.8%	19.7%	—	19.7%	-0.9%		-0.9%
Unallocated G&A expenses	-6.8%	—	-6.8%	-6.0%	—	-6.0%	-0.8%		-0.8%
Impairment charge and store closing costs	-2.8%	2.8%	—	—	—	—	-2.8%		—
Arbitration award	—	—	—	0.1%	-0.1%	—	0.1%		—
Total operating income	6.0%	2.8%	8.8%	15.9%	-0.1%	15.8%	-9.9%		-7.0%
Depreciation and Amortization Expenses
Company store operations	$15,606	$—	$15,606	$9,900	$—	$9,900	$5,706	57.6%	$5,706	57.6%
Franchise operations	130	—	130	129	—	129	1	0.8%	1	0.8%
KKM&D	2,395	—	2,395	2,233	—	2,233	162	7.3%	162	7.3%
Corporate administration	1,365	—	1,365	1,211	—	1,211	154	12.7%	154	12.7%

Total depreciation and amortization expenses	$19,496	$—	$19,496	$13,473	$—	$13,473	$6,023	44.7%	$6,023	44.7%

Increase in Systemwide Sales
Total Krispy Kreme stores	14.3%
Comparable Store Sales
Company stores	-0.3%
Systemwide	-0.8%

Note: Operating results for the nine months ended October 31, 2004 include a pre-tax charge of $14,865, primarily related to impairment charges and related store closing costs for Krispy Kreme stores closed or scheduled to be closed as a result of the Company’s decision to close certain underperforming stores. Operating results for the fiscal 2005 period also include a loss, net of taxes, from discontinued operations of $36,741, resulting from the Company’s decision to divest the existing Montana Mills operation. Operating results for the nine months ended November 3, 2003 include the reversal of the $525 accrual remaining after settlement of an arbitration award against the Company, as discussed in the Company’s Form 8-K filing dated February 10, 2003. Operating results for the fiscal 2004 period have been adjusted to reflect the operating activity of Montana Mills as discontinued operations for the period. This schedule compares results for the fiscal 2005 period, both before and after the impairment charge and store closing costs, with results for the fiscal 2004 period, both before and after adjusting for the reversal of the arbitration award.

(1)	Restated to reflect amounts associated with Montana Mills Bread Co., Inc. operations as discontinued operations.

(2)	Revenues from franchise operations consist of franchise fees and royalties on sales of our franchised stores, as reported by our franchisees. Sales of franchised stores for the nine months ended October 31, 2004 and November 2, 2003 were $450,306 and $400,362, respectively.

Krispy Kreme Doughnuts, Inc.
Condensed Consolidated Balance Sheets
As of October 31, 2004, August 1, 2004 and February 1, 2004
(All dollar amounts in thousands)

	October 31,	August 1,			February 1,
	2004	2004	$ Change	% Change	2004 (1)	$ Change	% Change
Cash and cash equivalents	$17,213	$19,309	$(2,096)	-10.9%	$20,300	$(3,087)	-15.2%
Receivables	73,416	77,495	(4,079)	-5.3%	76,195	(2,779)	-3.6%
Inventories	32,287	33,076	(789)	-2.4%	28,573	3,714	13.0%
Property and equipment, net	324,885	297,154	27,731	9.3%	281,103	43,782	15.6%
Investments in unconsolidated joint ventures	5,578	9,921	(4,343)	-43.8%	12,426	(6,848)	-55.1%
Assets held for sale	3,263	3,325	(62)	-1.9%	36,856	(33,593)	-91.1%
Other assets	219,255	221,328	(2,073)	-0.9%	205,211	14,044	6.8%

Total assets	$675,897	$661,608	$14,289	2.2%	$660,664	$15,233	2.3%

Payables	$29,427	$31,924	$(2,497)	-7.8%	$26,907	$2,520	9.4%
Accrued expenses	38,393	32,249	6,144	19.1%	23,744	14,649	61.7%
Debt	133,626	117,701	15,925	13.5%	137,898	(4,272)	-3.1%
Other long-term obligations	36,883	40,235	(3,352)	-8.3%	19,908	16,975	85.3%
Shareholders’ equity	437,568	439,499	(1,931)	-0.4%	452,207	(14,639)	-3.2%

Total liabilities and shareholders’ equity	$675,897	$661,608	$14,289	2.2%	$660,664	$15,233	2.3%

(1)	Restated to reflect amounts associated with Montana Mills Bread Co., Inc. as assets and liabilities of discontinued operations.

Krispy Kreme Doughnuts, Inc.
Store Count Recap

	Factory Stores
		Consolidated	Total			Joint	Total	Total
	Company	JVs	Company	Associate	AD	Ventures	AD	Franchise	Total
Total End Q2 FY05	119	35	154	56	103	74	177	233	387

Opened	4	5	9	—	1	3	4	4	13
Closed	(2)	(2)	(4)	(2)	—	(1)	(1)	(3)	(7)
Transferred	—	16	16	—	—	(16)	(16)	(16)	—
Reclassification	—	—	—	—	—	—	—	—	—

Q3 Net	2	19	21	(2)	1	(14)	(13)	(15)	6

Total End Q3 FY05	121	54	175	54	104	60	164	218	393

Krispy Kreme Doughnuts, Inc.
Average Sales per Week
Dollars in Thousands

	FY 2005		FY 2004
	Q3	Q2	Q3
Company Stores	$58.4	$63.1	$73.0
Area Developers	$49.9	$54.3	$60.3
Associates	$41.7	$43.9	$45.9
Total Franchise	$47.9	$51.6	$56.3
Systemwide	$52.2	$56.3	$62.7

Krispy Kreme Doughnuts, Inc.
Total Operating Weeks

	FY 2005		FY 2004
	Q3	Q2	Q3
Company Stores	2,088	1,988	1,536
Area Developers	2,234	2,131	1,802
Associates	727	735	694
Total Franchise	2,961	2,866	2,496
Systemwide	5,049	4,854	4,032